Exhibit 23 (a)



                         CONSENT OF INDEPENDENT AUDITORS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 16, 2003 relating to the balance sheets of Murray United Development Corp. (the "Company") as of July 31, 2003 and 2002, and the related statements of operations, cash flows and stockholders' equity (deficiency) for the years ended July 31, 2003, 2002 and 2001, respectively, which report appears in the Company's annual report on Form 10-KSB for the fiscal year ended July 31, 2003 incorporated herein by reference.


/ s /  ALBRECHT, VIGGIANO, ZURECK & COMPANY, P.C.

Hauppauge, New York
December 22, 2003